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                                                                    Exhibit 99.2

(AAIPHARMA LOGO)                                                            News
2320 SCIENTIFIC PARK DRIVE                                               Release
WILMINGTON, NC 28405

NASDAQ: AAIIE

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CONTACTS:
MEDIA:                                     INVESTORS:
Andrea L. Johnston                         James B. Sloan, Jr.
Vice President, Corporate Communications   Senior Vice President, Corporate Finance
910-254-7340                               910-254-7690
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                AAIPHARMA AMENDS AND EXTENDS CONSENT SOLICITATION

WILMINGTON, N.C., APRIL 19, 2004 -- aaiPharma Inc. (NASDAQ: AAIIE) announced today that it has extended and amended its pending solicitation of consents (as amended, the "Solicitation") from holders of its 11% Senior Subordinated Notes (the "Notes") relating to certain proposed amendments to and waivers of the indenture governing the Notes (the "Proposed Amendments").

As previously disclosed, the Company believes it has already received consents from holders of a majority of the outstanding Notes and the Solicitation is being amended and extended as contemplated by discussions with certain holders of the Notes. All holders of record who submit valid and unrevoked consents prior to 12:00 noon, New York City time, on Tuesday, April 20, 2004, will receive the consent fee of $10.00 in cash per $1,000 principal amount of Notes for which consents have been delivered, subject to the terms and conditions of the Solicitation.

Holders who have previously delivered consents need not take any further action in order to receive the consent fee.

The principal amendments to the Solicitation would: (1) require the Company to grant a silent, junior lien in favor of the Notes on the collateral that will secure the Company's proposed new senior credit facility; (2) increase the interest rate on the Notes to 11.50%, commencing to accrue on April 1, 2004; (3) limit the proposed suspension of the Company's obligation to file periodic reports with the SEC to no later than September 30, 2004; (4) limit the Company's ability to grant certain liens and incur certain indebtedness; and (5) increase the permitted amount of the Company's contemplated new credit facility from $135 million to $140 million.

In addition to the receipt of valid and unrevoked consents from holders of a majority of the outstanding Notes, the Solicitation is subject to various other conditions. In particular, the following conditions are for the benefit of holders of Notes and cannot be
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waived by the Company: (1) closing of the Company's new senior credit facility;
(2) completion of the sale of the Company's M.V.I. product business to Mayne Pharma; (3) payment in full of the April 1, 2004 interest payment on the Notes (including defaulted interest); (4) the repayment and termination of the Company's existing credit facility; (5) receipt of prepayments of certain royalties; and (6) delivery of certain legal opinions to the trustee for the Notes. The Company intends to close the new credit facility, complete the M.V.I. sale and pay the April 1, 2004 interest payment on the Notes contemporaneously as soon as practicable after the expiration of the Solicitation.

As extended, the Solicitation will expire at 12:00 noon, New York City time, on Tuesday, April 20, 2004 (the "Expiration Date"). Holders of record as of 5:00 p.m., New York City time, on April 7, 2004 are eligible to submit consents in connection with the Solicitation.

The Company intends to execute the supplemental indenture containing the proposed amendments as soon as practicable following the Expiration Date. However, the Proposed Amendments will not become operative until the April 1, 2004 interest payment has been made and the other conditions for the benefit of holders of Notes have been satisfied.

This news release is not a solicitation of consents with respect to any securities. The Solicitation is being made only pursuant to the terms and conditions of the Revised Consent Solicitation Statement dated April 19, 2004 and accompanying documents, which are being sent to holders. In addition, these documents can be obtained from Global Bondholder Services Corporation, the information agent for the Solicitation, at (212) 430-3774 (Collect) or (866) 470-3700 (U.S. Toll-Free). The Revised Consent Solicitation Statement has also been filed with the SEC as an exhibit to the Company's Current Report on Form 8-K dated April 19, 2004. Questions regarding the Solicitation should be directed to Banc of America Securities LLC, the solicitation agent, at (888) 292-0070 (U.S. Toll-Free) or (704) 388-4813 (Collect).

ABOUT AAIPHARMA

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma's development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities.

FORWARD LOOKING STATEMENTS

Information in this press release contains certain "forward-looking statements" under federal securities laws. The "forward-looking statements" herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the receipt of the requisite valid and


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unrevoked consents to the Solicitation by the Expiration Date, and the ability of the Company to complete its new senior credit facility on acceptable terms and to otherwise implement a plan to permit interest payments to be made to holders of the Notes and otherwise satisfy the conditions of the Solicitation.






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